UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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AMERICAN SOFTWARE

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN SOFTWARE, INC.

470 East Paces Ferry Road

Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Shareholders of AMERICAN SOFTWARE, INC. (the “Company”) will be held at the offices of the Company, 470 East Paces Ferry Road, Atlanta, Georgia, on Monday, November 14, 2005 at 12:00 noon for the following purposes:

1.	To elect eight directors of the Company, three of whom will be elected by the holders of Class A Common Shares and five of whom will be elected by the holders of Class B Common Shares.

2.	To consider and vote upon an amendment to the Company’s 2001 Stock Option Plan to increase the number of Class A Common Shares that may be subject to options granted under that Plan from 2,975,000 Shares to 3,575,000 Shares.

3.	To consider and transact such other business as may properly come before the meeting.

Only shareholders of record of the Company at the close of business on October 4, 2005 will be entitled to vote at the meeting.

Shareholders are requested to vote, date, sign and mail their proxies in the form enclosed even though they plan to attend the meeting. If shareholders are present at the meeting, their proxies may be withdrawn, and they may vote personally on all matters brought before the meeting, as described more fully in the enclosed Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

James R. McGuone, Secretary

October 21, 2005

IMPORTANT

We encourage you to attend the Annual Meeting. In order that there may be a proper representation at the meeting, each shareholder is requested to return his or her proxy in the enclosed envelope, which requires no postage if mailed in the United States. Attention by shareholders to this request will reduce the Company’s expense in soliciting proxies.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

OF AMERICAN SOFTWARE, INC.

TO BE HELD AT

AMERICAN SOFTWARE, INC.

470 EAST PACES FERRY ROAD

ATLANTA, GEORGIA

ON NOVEMBER 14, 2005

This Proxy Statement is furnished to Class A shareholders by the Board of Directors of AMERICAN SOFTWARE, INC., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders on Monday, November 14, 2005 at 12:00 noon and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy card and Notice of Annual Meeting are first being mailed to shareholders on or about October 21, 2005.

If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with its terms. If no choices are specified, the proxy will be voted:

FOR— Election of W. Dennis Hogue, Dr. John J. Jarvis and James B. Miller, Jr. as Class A Directors.

FOR—Adoption of proposed amendment to the Company’s 2001 Stock Option Plan to increase the number of Class A Common Shares that may be subject to options granted under that Plan from 2,975,000 Shares to 3,575,000 Shares.

In addition, a properly executed and returned proxy card gives the authority to vote in accordance with the proxy-holders’ best judgment on such other business as may properly come before the meeting or any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked, either in writing furnished to the Secretary of the Company prior to the meeting or personally by attendance at the meeting, by the person giving the proxy insofar as the proxy has not been exercised at the meeting and the shareholder attending the meeting informs the Secretary of the Company of his or her intent to revoke the proxy.

VOTING SECURITIES

Record Date and Voting of Securities

The Board of Directors has fixed the close of business on October 4, 2005 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On October 4, 2005, the Company had outstanding and entitled to vote a total of 20,502,638 Class A Common Shares (“Class A shares”) and 3,489,994 Class B Common Shares (“Class B shares”).

Other than in the election of directors, in which holders of Class A shares and Class B shares vote as separate classes, each outstanding Class A share is entitled to one-tenth vote per share and each outstanding Class B share is entitled to one vote per share on all matters to be brought before the meeting. The Class A directors and the Class B directors will be elected by a majority of the votes cast by the respective classes. The proposed increase in the number of Shares authorized under the 2001 Stock Option Plan requires the affirmative vote of a majority of the Shares represented at the meeting (adjusted as described above). Any other matter submitted to the meeting must be approved or ratified by a majority vote of the outstanding shares (adjusted as described above). A one-third quorum of 6,834,213 Class A shares and of 1,163,332 Class B shares is required to be present or represented by proxy at the meeting in order to conduct all of the business expected to come before the meeting. Votes that are withheld, broker or other nominee non-votes and votes of abstention cast by any shareholder on a particular action will be counted towards the quorum requirement, but will not be counted as a vote for or against the action.

Security Ownership

Five Percent Shareholders.    The only persons known by the Company to own beneficially more than 5% of the outstanding shares of common stock of either class of the Company are those set forth below. Unless otherwise noted, this information is as of September 30, 2005. The statements as to securities beneficially owned are based upon information provided by the person(s) concerned. Except as disclosed in the notes to the table, each person has sole voting and investment power with respect to the entire number of shares shown as beneficially owned by that person.

Title of Class	Name and Address of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class(1)
CLASS A SHARES	James C. Edenfield c/o American Software, Inc. 470 East Paces Ferry Road, N. E. Atlanta, Georgia 30305	282,225	(2)(3)	1.4	%(4)

	Thomas L. Newberry c/o American Software, Inc. 470 East Paces Ferry Road, N. E. Atlanta, Georgia 30305	282,225	(2)(5)	1.4	%(4)

	AXA Assurances IARD Mutuelle 25, avenue Matignon 75008 Paris, France	1,180,145	(6)	5.8%

	Brown Capital Management, Inc. 1201 North Calvert Street Baltimore, Maryland 21202	2,728,100	(7)	13.3%

	Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	1,113,348	(8)	5.4%

	Wellington Management Company, LLC 75 State Street Boston, MA 02109	1,580,000	(9)	7.7%

CLASS B SHARES	James C. Edenfield	3,489,994	(2)(10)	100.0%

	Thomas L. Newberry	3,489,994	(2)(11)	100.0%

(1)	Class A share percentages are based on an aggregate of 20,502,638 Class A shares outstanding as of September 30, 2005, plus any shares issuable pursuant to options currently exercisable or which shall become exercisable within 60 days of September 30, 2005 (“60-day option shares”).

(2)	Each of Dr. Newberry and Mr. Edenfield have filed an amended Schedule 13G with the Securities and Exchange Commission stating that they, acting as a group, share voting power with respect to all shares beneficially held by them. Accordingly, Mr. Edenfield’s beneficially owned shares include shares of which Dr. Newberry is the record owner or as to which he controls or shares voting or dispositive rights as well as Dr. Newberry’s 60-day option shares. Similarly, Dr. Newberry’s beneficially owned shares include shares of which Mr. Edenfield is the record owner or as to which he controls or shares voting or dispositive rights as well as Mr. Edenfield’s 60-day option shares.

(3)

Includes 80,000 shares that may be acquired upon the exercise of Mr. Edenfield’s own stock options exercisable within 60 days and 60,000 shares held by the James C. and Norma T. Edenfield Foundation, Inc., as to which Mr. Edenfield has shared voting and investment power; also includes 142,225 Class A shares of which Dr. Newberry is the record owner or which are Dr. Newberry’s 60-day option shares, as to which Mr. Edenfield shares voting power. If all Class B shares were converted into Class A shares, Mr. Edenfield would beneficially own 3,772,219 Class A shares, which would represent approximately 15.7% of the total Class A shares that would be issued and outstanding after such conversion.

(4)	Other than in the election of directors, in which holders of Class A shares and Class B shares vote as separate classes, each outstanding Class A share is entitled to one-tenth vote per share and each outstanding Class B share is entitled to one vote per share on all matters to be brought before the meeting. Based on these relative voting rights, Mr. Edenfield and Dr. Newberry together beneficially own approximately 63.5% of the combined, weighted voting rights of the outstanding Class A and Class B shares.

(5)	Includes 101,000 shares that may be acquired upon the exercise of Dr. Newberry’s own stock options exercisable within 60 days; also includes 140,000 Class A shares of which Mr. Edenfield is the record owner or holder of voting power or which are Mr. Edenfield’s 60-day option shares, as to which Dr. Newberry shares voting power. If all Class B shares were converted into Class A shares, Dr. Newberry would beneficially own 3,772,219 Class A shares, which would represent approximately 15.7% of the total Class A shares that would be issued and outstanding after such conversion.

(6)	Based on Schedule 13G dated February 14, 2005 reporting as of December 31, 2004. Of this amount, the holders had sole voting power as to 426,305 shares and sole disposition powers as to all 1,180,145 shares. 250,000 of the shares were acquired solely for investment purposes on behalf of client discretionary investment advisory accounts; beneficial ownership is disclaimed as to all 1,180,145 shares.

(7)	Based on Schedule 13G amendment dated December 31, 2004 reporting as of December 31, 2004. Of this amount, the holder had sole voting power as to 1,734,300 shares and sole disposition power as to all 2,728,100 shares, which are owned by various investment advisory clients of the record holder.

(8)	Based on Schedule 13G amendment dated February 9, 2005 reporting as of December 31, 2004. The record holder of these shares has reported that the shares are owned by its advisory clients, and that it disclaims beneficial ownership of the shares.

(9)	Based on Schedule 13G dated February 14, 2005 reporting as of December 31, 2004. Of this amount, the reporting person has shared voting power as to 480,000 shares and shared disposition power as to all 1,580,000 shares, which are owned of record by its investment advisory clients.

(10)	Includes 1,404,937 Class B shares of which Dr. Newberry is the record owner, as to which Mr. Edenfield shares voting power.

(11)	Includes 2,085,057 Class B shares of which Mr. Edenfield is the record owner, as to which Dr. Newberry shares voting power.

Directors and Executive Officers.    The following table shows the shares of common stock of the Company, both Class A and Class B, beneficially owned by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group as of September 30, 2005. The statements as to securities beneficially owned are based upon information provided by the person(s) concerned. Except as disclosed in the notes to the table, each person has sole voting and investment power with respect to the entire number of shares shown as beneficially owned by that person.

	Shares Beneficially Owned			Percent of Class
Name Of Beneficial Owner or Description Of Group	Class A		Class B	Class A(1)		Class B(1)
James C. Edenfield	282,225	(2)	3,489,994	1.4	%(3)	100.0	%(2)
Thomas L. Newberry	282,225	(4)	3,489,994	1.4	%(3)	100.0	%(4)
Jeffrey W. Coombs	237,750	(5)	-0-	1.1%		—
J. Michael Edenfield	616,000	(6)	-0-	2.9%		—
David H. Gambrell	101,000	(6)	-0-	0.5%		—
W. Dennis Hogue	47,000	(6)	-0-	0.2%		—
John J. Jarvis	47,000	(7)	-0-	0.2%		—
Vincent C. Klinges	193,506	(8)	-0-	0.9%		—
James B. Miller, Jr.	47,000	(9)	-0-	0.2%		—
Thomas L. Newberry, V	47,000	(6)	-0-	0.2%		—
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (11 Persons)	1,630,231	(10)	3,489,994	7.4%		100.0%

(1)	Share percentages are based on an aggregate of 20,502,638 Class A shares outstanding as of September 30, 2005, plus 60-day option shares held by the person or group in question. There were 3,489,994 Class B shares outstanding as of September 30, 2005.

(2)	See footnotes (2), (3) and (10) to the table under the caption “Five Percent Shareholders,” above.

(3)	For all matters except the election of directors, which involves class voting, Mr. Edenfield and Dr. Newberry together beneficially own approximately 63.5% of the combined, weighted voting rights of the outstanding Class A and Class B shares.

(4)	See footnotes (2), (5) and (11) to the table under the caption “Five Percent Shareholders,” above.

(5)	Includes 192,552 shares subject to options exercisable within 60 days.

(6)	Represents shares subject to options exercisable within 60 days.

(7)	Includes 36,000 shares subject to options exercisable within 60 days.

(8)	Includes 163,250 shares subject to options exercisable within 60 days.

(9)	Includes 35,000 shares subject to options exercisable within 60 days.

(10)	Includes 1,427,552 shares subject to options exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Officers, directors and holders of more than 10% of the Class A shares are required under regulations promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review by the Company of filings made under Section 16(a) of the Exchange Act and representations from its 10% shareholders, executive officers and directors, all of the reports required to be filed by such persons during fiscal 2005 were filed on a timely basis.

ELECTION OF DIRECTORS

The directors of the Company are elected annually to hold office until the election and qualification of their successors at the next Annual Meeting of Shareholders. Of the eight directors to be elected, three are to be elected by the holders of the outstanding Class A shares and five are to be elected by the holders of the outstanding Class B shares. The persons named in the enclosed proxy card intend to vote Class A shares for the election of W. Dennis Hogue, Dr. John J. Jarvis and James B. Miller, Jr., the Class A director nominees. In the event any of these individuals should be unavailable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. The Board of Directors has no reason to believe that any director nominees will be unavailable for election as a director. If any of the nominees is unable to serve, the remaining Board members may elect a substitute to fill the resulting vacancy.

It is anticipated that Mr. Edenfield and Dr. Newberry, who together own all of the Class B shares, will vote their Class B shares in favor of the election of James C. Edenfield, J. Michael Edenfield, David H. Gambrell, Dr. Thomas L. Newberry and Thomas L. Newberry, V as Class B directors. Thus, it is expected that James C. Edenfield, Thomas L. Newberry, J. Michael Edenfield, David H. Gambrell and Thomas L. Newberry, V will be elected as Class B directors.

The nominees for director, their ages, their principal occupations for at least the past five years, other public company directorships held by them and the year each was first elected as a director of the Company are set forth below.

Name Of Nominee	Age	Principal Occupation; Directorships	Year First Elected Director
CLASS A DIRECTORS:
W. Dennis Hogue(1)	52	Chief Executive Officer of Hogue Enterprises, Inc.	2001

John J. Jarvis(2)	63	Retired; former Executive Director of The Logistics Institute — Asia Pacific	2001

James B. Miller, Jr.(3)	65	Founder, Chairman, President, and Chief Executive Officer of Fidelity Southern Corporation, the parent company of Fidelity Bank	2002
CLASS B DIRECTORS:
James C. Edenfield(4)	70	President, Chief Executive Officer and Treasurer of American Software, Inc. and American Software USA, Inc.; Chairman of Board of Directors of Logility, Inc.	1971

J. Michael Edenfield(5)	47	Executive Vice President of American Software, Inc. and President and Chief Executive Officer of Logility, Inc.; currently a Director of Logility, Inc. and INSIGHT, Inc.	2001

David H. Gambrell(6)	75	Partner, Gambrell & Stolz, LLP, Attorneys at law, Atlanta, Georgia	1983

Thomas L. Newberry(7)	72	Chairman of the Board of American Software, Inc.	1971

Thomas L. Newberry, V(8)	38	Founder and Chief Executive Officer of The 1% Club, Inc.	2001

(1)

Since January 2005, Mr. Hogue has served as chief executive officer of Hogue Enterprises, Inc., a real estate investment company. From July 2003 to January 2005, he served as Chief Executive Officer of Datatrac Corporation, a software developer and wireless communications provider for the expedited product delivery industry. From April 2002 to June 2003, Mr. Hogue was Chief Executive Officer and President of Mercari Technologies, a provider of shelf-space optimization technology for the retail market. Mercari Technologies sold its principal assets in December 2002. Prior to joining Mercari Technologies, he served as Chief Executive Officer of Global Food Exchange, a provider of web-based procurement solutions to the global food market, from January 2001 to March 2002. Prior to joining Global Food Exchange, Mr. Hogue served as President and Chief Executive Officer of E3 Corporation, an international provider of inventory management solutions to the wholesale and retail market, from December 1999 to December 2000. He earned a Bachelor of Science degree in Psychology from Florida State University in 1974.

(2)	Dr. Jarvis is retired. From 2001 until January 1, 2004 he was Executive Director of The Logistics Institute—Asia Pacific, which is a collaboration between the National University of Singapore and the Georgia Institute of Technology. From 1990 to 2001, he was Chair of the School of Industrial and Systems Engineering at the Georgia Institute of Technology, where he has been a member of the faculty since 1968. Dr. Jarvis was co-founder of CAPS Logistics, Inc., a provider of software and consulting services in logistics, which was acquired by Baan NV in 1998. Dr. Jarvis has served as President of the Institute of Industrial Engineers (IIE), President of the Institute of Management Sciences (TIMS) and Secretary of the Operations Research Society of America (ORSA). He has served on the Councils of ORSA and TIMS and on the Boards of the Institute for Operations Research and Management Sciences and IIE. Dr. Jarvis earned a Bachelor of Science degree in Industrial Engineering in 1963 and a Masters of Science degree in Industrial Engineering in 1965, both from the University of Alabama, and a Ph.D. from Johns Hopkins University in 1968.

(3)	Mr. Miller is currently the Chairman of the Board, President and Chief Executive Officer of Fidelity Southern Corporation, the parent corporation of Fidelity Bank, positions he has held since 1979. He has been Chairman of Fidelity Bank since 1998. He is Chairman of the Board of Fidelity National Capital Investors, Inc., and a director of Interface, Inc., a textile manufacturing company. Since 2003, Mr. Miller has been Chairman of the Board of Berlin American Company, a private real estate company. Mr. Miller holds a Bachelor of Arts Degree from Florida State University and an L.L.B. from Vanderbilt University Law School.

(4)	James C. Edenfield is a co-founder of the Company and has served as Chief Executive Officer since November 1989 and as Co-Chief Executive Officer prior to that time. Prior to founding the Company, Mr. Edenfield held several executive positions with and was a director of Management Science America, Inc., an Atlanta-based applications software development and sales company. He holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology. Mr. Edenfield is the father of J. Michael Edenfield.

(5)	J. Michael Edenfield has served as President and Chief Executive Officer of Logility, Inc., a majority-owned subsidiary of the Company, since January 1997. From June 1994 until October 1997, he served as Chief Operating Officer of the Company. Mr. Edenfield has served as Executive Vice President of the Company from June 1994 to the present. From May 1987 to June 1994, Mr. Edenfield served in various positions with American Software USA, Inc., a wholly-owned subsidiary of the Company. Mr. Edenfield holds a Bachelor of Industrial Management degree from the Georgia Institute of Technology.

(6)	Mr. Gambrell has been a practicing attorney since 1952, and is a partner in the law firm of Gambrell & Stolz, LLP, counsel to the Company. He served as a member of the United States Senate from the State of Georgia in 1971 and 1972. Mr. Gambrell holds a Bachelor of Science degree from Davidson College and a J.D. from the Harvard Law School.

(7)	Dr. Newberry is a co-founder of the Company and served as Co-Chief Executive Officer of the Company until November 1989. Prior to founding the Company, he held executive positions with several companies engaged in computer systems analysis, software development and sales, including Management Science America, Inc., where he was also a director. Dr. Newberry holds Bachelor, Master of Science and Ph.D. degrees in Industrial Engineering from the Georgia Institute of Technology. He is the father of Thomas L. Newberry, V.

(8)	Thomas L. Newberry, V founded The 1% Club, Inc. in October 1992 and has acted as its Chief Executive Officer since that time. The 1% Club sponsors programs designed to assist entrepreneurs and their families in accomplishing their goals. He is also the author of motivational books and audio programs dedicated to improving performance in business operations and salesmanship. Mr. Newberry earned a Bachelor of Science degree from Georgia State University in 1989.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A

SHAREHOLDERS VOTE “FOR” MESSRS. HOGUE, JARVIS AND MILLER.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held five meetings during fiscal 2005. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served and was eligible to attend during this period, except that J. Michael Edenfield was unable to attend two of the five Board meetings (60% attendance) and did not serve on any Board committees.

Each of Mr. James C. Edenfield and Dr. Thomas L. Newberry have stated in their respective Schedule 13Gs, as filed with the Securities and Exchange Commission, that they, acting as a group, share voting power with respect to all shares beneficially held by them because they have established a practice of consulting with each other regarding the voting of such shares. As a result, the Company qualifies as a “controlled company” as defined in Rule 4350(c)(5) of the Nasdaq Marketplace Rules. Please see “Voting Securities — Security Ownership,” above. Therefore, the Company is not subject to the provisions of Rule 4350(c) of the Nasdaq Marketplace Rules that would otherwise require the Company to have (i) a majority of independent directors on the Board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee, composed solely of independent directors; (iv) compensation of the Company’s executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

In light of the voting power of Mr. Edenfield and Dr. Newberry, and in view of the fact that Board vacancies occur infrequently, the Board has determined that the Board, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the annual meeting of shareholders. Each member of the Board participates in this process. It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for the Company not to have a separate nominating committee or charter for this purpose. The Board has further determined that it would not be productive to have a fixed policy with respect to consideration of candidates recommended by security holders. However, if a shareholder communication includes a recommendation of a candidate for director, the Board will consider that candidate along with any other candidates for a Board position.

Candidates for membership on the Board are recommended by current members of the Board or management. When evaluating candidates for membership on the Board, the Board considers a number of factors, including:

•	business expertise and skills;

•	understanding of the Company’s business and industry;

•	judgment and integrity;

•	educational and professional background; and

•	commitments to other businesses and responsibilities.

Shareholders may contact the Board or any of the individual directors by writing to them c/o Mr. Vincent C. Klinges, Chief Financial Officer, American Software, Inc., 470 East Paces Ferry Road, Atlanta, Georgia 30305. Inquiries sent by mail may be sorted and summarized by Mr. Klinges or his designee before they are forwarded to the addressee.

Although the Company does not have a policy with regard to Board members’ attendance at the Company’s annual meetings of shareholders, all of the directors are encouraged to attend such meetings. All of the Company’s directors were in attendance at the 2004 Annual Meeting.

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees of the Company, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics is available on the Company’s website at www.amsoftware.com/marketing.

The Board of Directors has an Audit Committee, which presently consists of Messrs. Miller (Chairman), Hogue and Jarvis. The Audit Committee held three meetings during fiscal 2005, in addition to its consultations with our independent auditors and management in connection with review of interim financial statements. The Rules of the Nasdaq Stock Market (“Nasdaq Rules”) require audit committees to be composed of not less than three members who are “independent,” as that term is defined in the Nasdaq Rules. The Board of Directors has determined that all of the Audit Committee members meet the Nasdaq definition of “independent.”

The Company’s Audit Committee Charter outlines the composition requirements of the Audit Committee as described above, as well as its duties and responsibilities. The primary responsibility of the Audit Committee is to provide assistance to the Company in connection with the financial reporting process. The functions of the Audit Committee include making an annual recommendation of independent public accountants to the Company, reviewing the scope and results of the independent public accountants’ audit, monitoring the adequacy of the Company’s accounting, financial and operating controls, reviewing from time to time the Company’s periodic financial statements and other financial reports with management and with the independent auditors, pre-approving audit services and permitted non-audit services and related fees, and reviewing with management and the independent auditors the financial statements to be included in the Company’s annual report. The Board of Directors has determined that James B. Miller, Jr., Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

The Board has a Compensation Committee, consisting of David H. Gambrell and Thomas L. Newberry. During fiscal 2005, the Compensation Committee met on two occasions and in its capacity as the Special Stock Option Committee acted twice by written consent. See “Certain Information Regarding Executive Officers and Directors—Report on Executive Compensation,” below, for a discussion of the Compensation Committee and the functions it performs.

Two different committees of the Board administer the 2001 Stock Option Plan, depending on whether the option grant is to an officer or director or to other employees. The Special Stock Option Committee, which consists of David H. Gambrell and Dr. Thomas L. Newberry, as members of the Compensation Committee, administers stock option grants to executive officers and directors. The Stock Option Committee, which consists of James C. Edenfield and Dr. Thomas L. Newberry, administers grants to other employees. The functions of these Committees are to grant options and establish the terms of those options, as well as to construe and interpret the Plan and to adopt rules in connection therewith. During fiscal 2005, the Stock Option Committee acted by written consent on two occasions in connection with the grant of stock options under the Company’s 2001 Stock Option Plan. As stated above, the Special Stock Option Committee acted by written consent on two occasions during fiscal 2005.

CERTAIN INFORMATION REGARDING EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer and the other executive officers of the Company whose annual compensation exceeded $100,000 during fiscal 2005 (referred to herein as the “named executive officers”), for the fiscal years ended April 30, 2005, 2004 and 2003:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Annual Salary ($)	Bonus or Other Annual Compensation ($)	Long-Term Compensation Awards/Number of Option Shares Granted		All Other Compensation ($)(1)
James C. Edenfield, President and Chief Executive Officer	2005 2004 2003	434,500 434,500 434,500	-0- 14,850 -0-	80,000 -0- 120,000		73,313 948 66,332	(2)(3) (2)(4) (2)(5)

J. Michael Edenfield, Executive Vice President; President and Chief Executive Officer of Logility, Inc. (6)	2005 2004 2003	259,200 259,200 259,200	-0- 156,690 143,667	50,000 -0- 150,000	(7)	2,040 2,040 2,040	(8) (8) (8)

Jeffrey W. Coombs, Senior Vice President of American Software USA, Inc.	2005 2004 2003	181,948 181,948 181,948	8,500 4,500 -0-	50,000 -0- 65,000		-0- -0- -0-

Vincent C. Klinges, Chief Financial Officer of the Company and of Logility, Inc. (9)	2005 2004 2003	150,000 150,000 150,000	14,000 5,500 -0-	25,000 -0- 65,000		-0- -0- -0-

(1)	The aggregate amount of perquisites and other personal benefits, securities or property given to each named executive officer, valued on the basis of aggregate incremental cost to the Company, was less than the greater of $50,000 or 10% of the total annual salary and bonus for that executive officer during each of these years.

(2)	Each of these amounts includes $948 reimbursed for medical insurance coverage obtained through the Company and paid by the executive officer.

(3)	Of this amount $72,365 represents the economic benefit in fiscal 2005 of a split dollar life insurance policy acquired by the Company in fiscal 2000 on the life of Mr. Edenfield (the “split dollar policy”).

(4)	Compensation for 2004 does not include any economic benefit of the split dollar policy, as the Company did not pay such premium for 2004.

(5)	Of this amount $65,384 represents the economic benefit in fiscal 2003 of the split dollar policy.

(6)	Logility, Inc. is an 89%-owned subsidiary of the Company. All the fiscal 2005, 2004 and 2003 annual salary and bonus amounts were paid by Logility.

(7)	Includes 20,000 stock option shares granted by Logility.

(8)	Each of these amounts includes $2,040 reimbursed to the executive officer for medical insurance coverage obtained through the Company and paid by him.

(9)	Thirty-two percent of Mr. Klinges’ salary and bonus shown in this table in fiscal 2003, 30% of his salary and bonus in fiscal 2004 and 37% of his salary and bonus in fiscal 2005 was paid by Logility.

Stock Option Plans

The Company has outstanding stock options granted pursuant to three stock option plans. The 1991 Employee Stock Option Plan (the “Employee Option Plan”) and the Directors and Officers Stock Option Plan (the “Directors and Officers Option Plan”) were adopted in 1991. These Plans were terminated effective September 1, 2000 and replaced by the 2001 Stock Option Plan (the “2001 Option Plan”). Options outstanding under the Employee Option Plan and the Directors and Officers Option Plan remain in effect, but no new options may be granted under those plans. The following sections describe these three stock option plans. All employees of the Company and its subsidiaries, totaling 307 persons as of October 10, 2005, are eligible to participate in the 2001 Option Plan.

1991 Employee Stock Option Plan.    On August 22, 1991, the Company adopted the 1991 Employee Stock Option Plan. This Plan was designed to provide certain key employees of the Company and its subsidiaries with additional incentives to increase their efforts on the Company’s behalf and remain in the employ of the Company. Options to purchase Class A common shares were granted in the form of incentive stock options and non-qualified stock options. Participants in this plan were selected from key personnel of the Company or a subsidiary, provided, however, that no director, officer or 10% shareholder of the Company was eligible to participate. Options are exercisable at any time within the option period, but no more than ten years from the date of grant. As of October 10, 2005, there were outstanding under this Plan options to purchase 811,219 Class A shares.

Directors and Officers Stock Option Plan.    On August 22, 1991, the Company adopted the Directors and Officers Stock Option Plan. This Plan was designed to provide directors and officers of the Company and its subsidiaries with additional incentives to increase their efforts on the Company’s behalf and to remain in the employ of the Company or to remain as directors of the Company. Options to purchase Class A common shares were granted in the form of both incentive stock options and non-qualified stock options. Participants in this plan were selected from among the directors and officers of the Company or a subsidiary. The number of options granted under this plan was determined with each grant. Further, each non-employee member of the Board of Directors received an automatic grant of nonqualified options to purchase 5,000 shares on April 30 and October 31 of each year. The option price for such grant was equal to the closing market price of the shares on the date of grant and were exercisable one year after grant. Options are exercisable at any time within the option period, but no more than ten years from the date of grant. As of October 10, 2005 there were outstanding under this Plan options to purchase 625,000 Class A shares.

2001 Stock Option Plan.    The 2001 Stock Option Plan became effective September 1, 2000. This Plan was designed to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company’s business. Options to purchase Class A common shares are granted in the form of incentive stock options and non-qualified stock options. The number of options granted under this Plan is determined with each grant, except with respect to non-employee directors, who receive grants of non-qualified options to purchase 5,000 shares upon election and 3,000 shares at the end of each fiscal quarter. The price of such grants is equal to the closing market price of the shares on the date of grant. As of the close of business on October 10, 2005, the market value of the Common Stock was $5.56 per share.

In February 2005, the Board of Directors reduced the duration of standard stock option grants from ten years to six years, both for employee stock options and stock options granted to non-employee directors. At that time, the option vesting schedule was increased, in general, from four to five years. Options granted to any person who owns 10% or more of the combined voting power of all classes of capital stock of the Company at the time of grant are limited to a five-year term (with a four-year vesting schedule) if the option is to be classified as an incentive stock option. A total of 2,975,000 shares are authorized for issuance pursuant to options granted under this Plan. As of October 10, 2005, under this Plan 842,993 option shares had been exercised, there were outstanding options to purchase 2,060,703 shares, and 71,304 shares remained available for stock option grants. The 2001 Stock Option Plan is proposed to be amended and is more fully described in “Amendment of 2001 Stock Option Plan,” below.

Stock Option Committees.    Prior to its termination, the 1991 Employee Stock Option Plan was administered by the 1991 Employee Stock Option Plan Committee, consisting of Mr. Edenfield and Dr. Newberry. Prior to its termination, the Directors and Officers Stock Option Plan was administered by the Compensation Committee. The 2001 Option Plan is administered by two separate committees: (i) the Special Stock Option Committee (comprised of David H. Gambrell and Thomas L. Newberry, as members of the Compensation Committee) is responsible for option grants to officers and directors, and (ii) the Stock Option Committee (comprised of Mr. Edenfield and Dr. Newberry) is responsible for other option grants.

The members of these Committees are not eligible to participate in the portion of the option plan that they administer, except pursuant to the formula option grant program for non-employee directors under the 2001 Option Plan. Under the option plans, the functions of these Committees are to grant options and establish the terms of those options, as well as to construe and interpret the respective option plans and adopt rules in connection therewith.

Stock Option Grants

The following table sets forth information with respect to stock options granted during fiscal 2005 to each of the named executive officers.

Name	Number of Options Granted (1)	Percent of Total Options Granted to Employees and Directors in Fiscal 2005		Exercise Price (Per Share) ($)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
						5%	10%
						($)
Jeffrey W. Coombs	25,000 25,000	6.0 6.0	% %	5.60 5.30	07/19/14 04/29/11	88,045 / 223,124 45,062 /102,232
James C. Edenfield	80,000	18.9%		5.60	07/19/14	281,745 / 713,997
J. Michael Edenfield	50,000	11.8%		5.60	07/19/14	176,090 / 446,248
Vincent C. Klinges	25,000	5.9%		5.60	07/19/14	88,046 / 223,124

(1)	Such options may not be exercised earlier than one year after the date of grant. Options granted prior to February 21, 2005 vest ratably over a period of four years; thereafter, the vesting period was increased to a period of five years.

(2)	These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s Class A shares and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

Stock Option Exercises and Outstanding Options

The following table contains information, with respect to (i) the number of stock options exercised during the last fiscal year, and the values realized in respect thereof, by the named executive officers, and (ii) the number of stock options and the value of said stock options held by the named executive officers as of April 30, 2005.

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Unexercised Options at 04/30/05 Exercisable/ Unexercisable		Value of Unexercised In-the-Money Options at 04/30/05 Exercisable/ Unexercisable(1)($)
Jeffrey W. Coombs	45,198	160,742	160,052 /92,500		393,410 /103,850
James C. Edenfield	120,000	350,468	0 /170,000		0 / 229,800
J. Michael Edenfield	— —	— —	538,500 /147,500 120,000 /40,000	(2)	1,255,935 /248,950 136,590 / 29,975
Vincent C. Klinges	57,500 —	197,840 —	124,500 / 73,750 5,000 / 0	(2)	223,154 / 124,475 0 /0

(1)	The closing market price of Class A shares on April 30, 2005 was $5.30.

(2) Represents number of unexercised stock options of Logility, Inc. The closing market price of Logility’s common stock on April 30, 2005 was $4.94.

The following table discloses information with respect to the Company’s entire equity compensation program in effect as of April 30, 2005. All equity compensation plans of the Company have been approved by its Shareholders. See “Amendment of 2001 Stock Option Plan,” below, for a discussion of the proposal to amend the Company’s 2001 Stock Option Plan.

Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities as Reflected in the First Column)
3,321,066	$3.81	335,566

Employment Agreement and Bonus Policy

From May 1, 1983 through April 30, 1995, the compensation of James C. Edenfield, President and Chief Executive Officer of the Company, was determined under an employment contract entered into by him and the Company on January 17, 1983, as subsequently amended. This contract provided for an annual base salary of $434,500, payable monthly, plus expenses and normal employee fringe benefits. In addition, the contract provided for an annual bonus of 5% of the increase of each fiscal year’s pre-tax earnings over the pre-tax earnings of the preceding fiscal year. The contract expired at the end of fiscal 1995, and since that time Mr. Edenfield has continued to be compensated on the same basis as applied under the contract. The Compensation Committee determined that the same contract terms would continue through fiscal 2005. Accordingly, during fiscal 2005, Mr. Edenfield’s salary was $434,500. He did not receive a bonus under the bonus formula with respect to fiscal 2005. See “Report on Executive Compensation,” below, for a detailed discussion of Mr. Edenfield’s compensation in fiscal 2005 and his compensation plan for fiscal 2006.

Pursuant to written plans, Jeffrey W. Coombs and Vincent C. Klinges had the potential to receive certain cash bonuses, the amounts of which were determined on the basis of fiscal 2005 performance standards. For fiscal 2006, the bonus plans for Messrs. Coombs and Klinges again will have individualized incentive goals tied to increases in revenues and/or net income, either Company-wide or related to specific areas over which they have responsibility, or both.

The compensation for J. Michael Edenfield is determined by the Compensation Committee of the Board of Directors of Logility.

Certain Transactions

The Company and Logility have previously entered into various agreements (the “Intercompany Agreements”), including a Services Agreement, a Facilities Agreement and a Tax Sharing Agreement. The Intercompany Agreements are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005, filed with the Securities and Exchange Commission. In fiscal 2005, Logility paid the following amounts to the Company under the terms of the Intercompany Agreements: Services Agreement—$1.1 million, and Facilities Agreement—$410,000. Under the Tax Sharing Agreement, Logility received no allocation of federal, state and local taxes for fiscal 2005.

As a result of the various transactions between the Company and Logility, amounts payable to and receivable from Logility arise from time to time. At April 30, 2005, there was a receivable from Logility in the amount of $3,559,818.

Director Compensation

During fiscal 2005, the Company compensated Dr. Newberry, the Chairman of the Board, at the rate of $18,000 per annum, and other Directors who are not employed by the Company at the rate of $12,000 per annum, plus $600 for each half-day or $1,200 for each full day meeting of the Board of Directors or any committee of the Board that they attended.

Directors are eligible to receive stock option grants under the Company’s 2001 Stock Option Plan. Under the terms of that Plan, newly-elected Directors who are not employed by the Company automatically receive stock option grants of 5,000 shares each upon their initial election and 3,000 shares each as of the end of each fiscal quarter, with exercise prices equal to the market price on the dates of such grants. These options become exercisable one year after the date of grant and expire six years after the date of grant (ten years for options granted prior to February 2005). They do not terminate if the Director ceases to serve on the Board of the Company after the options become exercisable. Under this program, David H. Gambrell, W. Dennis Hogue, John J. Jarvis, James B. Miller, Jr., Thomas L. Newberry and Thomas L. Newberry, V each received options totaling 12,000 shares in fiscal 2005.

Stock Price Performance Graph

The graph below reflects the cumulative shareholder return on the Company’s Class A shares compared to the return of the Nasdaq Composite Index and a peer group index on a monthly basis. The graph reflects the investment of $100 on April 30, 2000 in the Company’s Class A shares, the Nasdaq Stock Market—U.S. Companies (“Nasdaq Composite Index”) and in the Nasdaq Computer Index, a published industry peer group index. The Nasdaq Computer Index consists of 619 companies, including computer hardware and software companies that furnish computer programming and data processing services, and firms that produce computers, office equipment, and electronic components/accessories.

Compensation Committee Interlocks and Insider Participation

Mr. Gambrell and Dr. Newberry have been selected by the Board of Directors to serve on the Compensation Committee. Mr. Gambrell is a partner in the law firm of Gambrell & Stolz, LLP, which performs legal services for the Company and Logility, a majority-owned subsidiary of the Company. Legal fees in the amount of $186,218.67 were paid by the Company (including fees paid by Logility) to Gambrell & Stolz during fiscal year 2005 for legal services rendered, including $20,400 in Director fees paid during that year for Mr. Gambrell’s service as a Director of the Company and as a member of a Board committee.

Report on Executive Compensation

The following is the report of the Compensation Committee of the Board of Directors of American Software, Inc. for the fiscal year ended April 30, 2005.

Meetings.    The Compensation Committee met two times formally and conferred informally a number of times during fiscal year 2005. Informal conferences have been held among the members of the Committee, as well as with the Chief Executive Officer, concerning compensation matters within the Committee’s area of authority and responsibility.

Executive Compensation Philosophy.    The Committee believes that a compensation program which promotes the Company’s ability to attract, retain and motivate outstanding executives will help the Company meet its long-range objectives, thereby serving the interests of the Company’s shareholders. The compensation program of the Company for its executive officers is designed to achieve the following objectives:

•	Provide compensation opportunities that are competitive with those of companies of a similar size.

•	Create a strong connection between executives’ compensation and the Company’s annual and long-term financial performance.

•	Include above-average elements of financial risk through performance-based incentive compensation that offers an opportunity for above-average financial reward to executives.

Fiscal Year 2006 Compensation of Chief Executive Officer.    The Compensation Committee has the responsibility and authority to review and establish compensation for the Chief Executive Officer of the Company, including his participation in stock option plans, and the re-evaluation and negotiation of his employment contract. In recent fiscal years, the Compensation Committee and the Chief Executive Officer, James C. Edenfield, have agreed to extend his existing compensation arrangement on a year-to-year basis. For the fiscal year 2006, the Committee again has decided to continue the Chief Executive Officer’s existing level of compensation, so that Mr. Edenfield will continue to receive a base salary of $434,500 and a bonus equal to 5% of the increase in the Company’s pre-tax earnings for fiscal 2006 over the pre-tax earnings for fiscal 2005. The Compensation Committee’s decision to continue this basis for compensation in fiscal 2006 reflects the belief of the Committee and Mr. Edenfield that the Chief Executive Officer’s compensation should continue to be tied substantially to growth in earnings and that the existing compensation arrangement meets that objective.

In extending these salary and bonus compensation terms for the Chief Executive Officer, the Committee is expressing its view that Mr. Edenfield is paid a reasonable current salary, and that by tying any potential bonus to growth in earnings, his interests will continue to be aligned with those of other shareholders. Moreover, the Committee notes that Mr. Edenfield is one of the largest shareholders of the Company, and to the extent his performance as CEO translates into an increase in the value of the Company’s shares, all shareholders, including Mr. Edenfield, will share the benefits.

The Committee, after careful deliberation, has decided to grant to Mr. Edenfield for fiscal 2006 an option to purchase 100,000 Class A shares under the 2001 Stock Option Plan, as additional compensation. The Committee believes that the number of option shares is appropriate in relation to his contributions to the Company’s performance and in relation to outstanding stock options and grants to other executive officers. The Committee is aware of evolving trends, particularly among public technology companies, away from compensatory stock options and toward alternate forms of equity and non-equity based incentive compensation. The Committee will continue to monitor these trends and developments in its evaluation of future compensation of Mr. Edenfield, as well as the compensation of other executive officers.

Fiscal Year 2005 Compensation of the Chief Executive Officer.    The Chief Executive Officer’s cash compensation in fiscal year 2005, both salary and bonus, was determined under the terms of the compensation arrangement described above. The Chief Executive Officer received no bonus under the bonus formula with respect to fiscal 2005. The participation of the Chief Executive Officer and other executive officers of the Company in the 2001 Stock Option Plan was determined by the Compensation Committee, acting as the Special Stock Option Committee. Based upon its authority to grant options under that Plan, the Committee granted stock options to the Chief Executive Officer and other executive officers of the Company during fiscal 2005.

Split-Dollar Insurance Agreement.    During the early part of fiscal year 2000, the Committee completed its study of the long-range compensation plan for the Chief Executive Officer of the Company and proposed that the Company provide additional life insurance for the Chief Executive Officer, comparable to coverage provided by other companies to their chief executives. Pursuant to a Split-Dollar Agreement, the Company purchased life insurance policies on the life of Mr. Edenfield having a total face amount of approximately $3,000,000, of which the Company is the owner and co-beneficiary and Mr. Edenfield’s designee is co-beneficiary. This Agreement provides obligations and benefits under which the employer and employee divide not only the costs of the policies, but the benefits thereunder, similar to such arrangements made between other like companies and their chief executive officers. The policies are assets of the Company, against which death benefits accrue to Mr. Edenfield. The term of the Split-Dollar Agreement extends through Mr. Edenfield’s employment with the Company. The Committee has noted continuing uncertainties about the impact of the Sarbanes-Oxley Act on such insurance plans, and will continue to monitor changes in the law and regulatory actions and interpretations, the Company having reserved the right to modify or terminate the agreement should any part of this arrangement be found to be not permitted under applicable law or regulations.

Other Executive Officers.    The Compensation Committee has responsibility for the review of compensation of other executive officers of the Company, including executive officers of operating subsidiaries other than Logility, Inc. Compensation of Logility, Inc. executive officers is established or reviewed by the compensation committee of Logility’s Board of Directors. An exception to this rule is Vincent C. Klinges, who is Chief Financial Officer of both American Software and Logility, and whose compensation is reviewed by this Committee. This Committee also has the direct authority to grant stock options to these officers under the Company’s 2001 Stock Option Plan.

The Compensation Committee consults with the Chief Executive Officer in evaluating and establishing executive bonus plans for other executive officers, which plans are customized for each executive officer. To assist in this process, the Committee has reviewed compensation of officers having similar responsibilities with peer group companies, based upon publicly available information.

It has been the policy of the Company in consultation with the Compensation Committee to base a substantial portion of executive officer compensation upon the achievement of Company-wide and divisional goals, relating in some cases to growth in revenues, in some cases to growth in net income and in some cases to both of these factors, as well as other factors. The bonus plans for each of the most highly compensated executive officers reflected this approach in fiscal 2005, and they are expected to continue to do so during fiscal 2006. During fiscal 2006, the Compensation Committee will continue to consult with the Chief Executive Officer with respect to executive officer compensation packages, including salary, bonus, stock options and fringe benefits, to ensure that compensation is appropriately related to individual and Company performance, as well as to competitive compensation standards and other relevant criteria. The Committee has approved the grant of stock options to certain executive officers under the Company’s 2001 Stock Option Plan, effective October 10, 2005, in connection with their compensation for fiscal 2006.

Limitations on Deductibility of Executive Compensation.    Since 1994, the Omnibus Budget Reconciliation Act of 1993 has limited the deductibility of executive compensation paid by publicly held corporations to $1 million per employee, subject to various exceptions, including compensation based on performance goals. The Company has not adopted a policy with respect to deductibility of compensation since no executive officer currently receives, or has previously received, taxable income in excess of $1 million per year from the Company. The Compensation Committee will continue to monitor compensation levels closely, particularly in areas of incentive compensation. If the Company’s performance improves substantially, incentive compensation also can be expected to increase and it may become necessary to adopt a long-term incentive compensation plan structured to take advantage of the tax deductibility provided for plans qualifying under the Act of 1993.

BY THE COMPENSATION COMMITTEE:

Thomas L. Newberry, Chairman

David H. Gambrell

AMENDMENT OF 2001 STOCK OPTION PLAN

General

On July 22, 2005, the Board of Directors approved, subject to shareholder approval, an amendment to the American Software, Inc. 2001 Stock Option Plan (the “Plan”) which would increase the number of Class A shares that may be subject to options granted under the Plan by 600,000 shares, from 2,975,000 shares to 3,575,000 shares.

As of October 10, 2005, 842,993 shares have been issued pursuant to the exercise of stock options and 2,060,578 shares were subject to outstanding options, leaving only 71,429 shares available for new options. If approved, the proposed amendment would increase the number of available shares under the Plan to 671,429 shares as of October 10, 2005.

Under the Plan, the Company may grant options to executive officers or other key employees of the Company or any subsidiary, advisors or consultants to the Company or any subsidiary, or members of the Board of Directors. Option grants may be in the form of Nonexempt Grants, which may not necessarily comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 (“Rule 16b-3”), or Exempt Grants, which are intended to comply with the requirements of Rule 16b-3. Option grants to directors and to officers who are subject to Section 16 of the Securities Exchange Act of 1934 are intended to comply with the requirements of Rule 16b-3.

Options may be either incentive stock options or nonqualified stock options. The number of options granted is determined by the particular committee that administers such grants. See “Administration,” below. Option grants to nonemployee directors can only be nonqualified stock options, the number of which is fixed by the Plan as follows: each nonemployee director who is newly elected or appointed subsequent to the date on which the Plan became effective is granted an option to purchase 5,000 Class A shares upon his or her election or appointment, and thereafter is granted an option to purchase 3,000 Class A shares as of the last day of each fiscal quarter, beginning on the last day of the first full fiscal quarter following his or her election or appointment.

The following summary of the Plan is qualified in its entirety by reference of the full text of the Plan, which governs in the event of any conflict. Copies of the Plan are available form the Company upon written request, to the attention of Pat McManus, Investor Relations, 470 East Paces Ferry Road, Atlanta, Georgia 30305.

Purpose of Plan

The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company’s business.

Shares Subject to the Plan

Currently, the Class A shares that may be issued under the Plan cannot exceed in the aggregate 2,975,000 shares, subject to adjustment as provided below. Such shares may be shares of original issuance or treasury shares. Any shares that are subject to Stock Options granted under the Plan that are terminated, expire unexercised, are forfeited or are surrendered will again be available for issuance under the Plan.

As of October 10, 2005, there were 71,304 Class A shares available for option grants under the Plan, and 2,060,703 Class A shares subject to outstanding options granted under the Plan.

The Board or the applicable stock option committee makes or provides for such adjustments in the maximum number of shares, in the number of shares covered by outstanding options granted under the Plan, in the option exercise price applicable to any such options or in the kind of shares covered under the Plan (including shares of another issuer), as the Board or such committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of optionees that otherwise would result from any stock dividend, stock split, combination, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

Administration

Two different committees of the Board administer the Plan, depending on whether the option grant is Nonexempt or Exempt. The Stock Option Committee, consisting of James C. Edenfield and Thomas L. Newberry, administer the Nonexempt Grants. The Special Stock Option Committee consisting of David H. Gambrell and Thomas L. Newberry, as the members of the Compensation Committee, administer the Exempt Grants. The Board of Directors as a whole administers the Plan with respect to options granted to nonemployee Directors. The Board appoints the members of these Committees, fills vacancies on these Committees and has the power to replace members of these Committees with other eligible persons at any time. The Committees are authorized to grant options under the Plan, to determine the terms and conditions of such options, and to otherwise administer the Plans.

Eligibility

All executive officers, Directors and employees (approximately 307 persons as of September 30, 2005, including employees of Logility, Inc. and the Company’s other subsidiaries) are eligible to participate in the Plan.

Exercise Price

The exercise price per share of any option granted under the Plan is set in each case by the respective Committee that administers the Plan or the entire Board. For incentive stock options granted under the Plan, the exercise price must be at least 100% of the fair market value of Class A shares on the date of grant (110% for 10% shareholders). For nonqualified stock options granted under the Plan, the exercise price may be less than the fair market value per share on the date upon which the option is granted. For option grants to Nonemployee Directors, which may be only nonqualified stock options, the exercise price per share is equal to the market value of the Company’s Class A shares on the date of grant. As of the close of business on October 10, 2005, the market value of Class A shares was $5.56 per share.

Terms of Options

Options granted pursuant to the Plan generally will expire on the tenth anniversary of the grant date, or the sixth anniversary of the grant date for options granted after February 2005, except for incentive stock options granted to 10% shareholders, which will expire on the fifth anniversary of the date of grant.

Exercise of Options

Options granted pursuant to the Plan are exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee that administers the option and as set forth in the option grant agreement relating to the options being exercised. Upon the exercise of an option, the optionee may either make payment (i) in full by payment of cash to the Company equal to the exercise price and any required tax withholding payment; (ii) by the transfer to the Company of shares of Company stock owned by the optionee for at least six months, having an aggregate fair market value per share at the date of exercise equal to the aggregate option price (except at a time when the Company is prohibited from purchasing or acquiring its own shares); or (iii) by delivering to the Company a properly executed exercise notice, together with irrevocable instructions to a broker to sell the option shares and promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price.

Non-Assignability of Options

An option granted under the Plan is not transferable other than by will or the applicable laws of descent and distribution. During the lifetime of an optionee, options may be exercised only by such optionee or his guardian or legal representative.

Death, Disability, Retirement or Termination of Employment

Following an optionee’s termination of employment, options held by such person pursuant to the Plan are generally exercisable only with respect to the portions thereof in which the optionee is then vested. Under the Plan, if termination of employment is other than voluntary or by death or disability, options remain exercisable according to the time specified in the related Option Grant Agreement to the extent the option is vested on the date of termination, or for three months if no time is specified. If termination results from death or disability, options remain exercisable and continue to vest for 12 months following the optionee’s death or disability. If termination of employment is voluntary, the optionee may not exercise the option following the date of termination. Voluntary termination of director status does not affect the exercisability term.

Change of Control

Currently, option agreements relating to options granted under the Plan generally provide for exercise of the option prior to normal vesting in the event the Company (i) is merged, consolidated or reorganized into or with another company and, as a result, less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction; (ii) sells or transfers all or substantially all of the assets of the Company and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; (iii) any person has become the beneficial owner of securities representing 50% or more of the combined voting power of the then-outstanding voting stock of the Company other than by gift or inheritance; or (iv) during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease to constitute a majority thereof, subject to certain exceptions, including situations where continuing directors approve the addition of new directors.

Rights as a Shareholder; Status of Employee

No person shall have any rights or privileges of a shareholder of the Company as to shares subject to an option granted pursuant to the Plan until such option is exercised in accordance with the terms of the Plan. Furthermore, nothing in the Plan or any agreement entered into pursuant thereto confers upon an optionee any right to continue in the employment of the Company or its subsidiaries.

Tax Consequences

The following is a brief summary of the principal federal income tax consequences of the grant and exercise of an option under the Plan and the subsequent disposition of Class A shares acquired upon such exercise. Under the Plan, at the time of grant the respective Committee designates each option either an incentive stock option or a nonqualified stock option, with differing tax consequences to the optionee and to the Company for each type of option.

Nonqualified Options

The grant of a nonqualified option will not result in any immediate tax consequence to the Company or the optionee. Upon exercise of a nonqualified option granted under the Plan, the amount by which the fair market value on the date of exercise of the shares received upon such exercise exceeds the option price will be taxed as ordinary income to the optionee, and the Company generally will be entitled to a deduction in an equal amount in the year the option is executed. Such amount will not be an item of tax preference to an optionee.

Upon the subsequent disposition of shares acquired upon the exercise of an option (“Option Stock”), an optionee may realize short-term or long-term capital gain or loss (assuming such shares of Option Stock constitute capital assets in an optionee’s hands), depending upon the holding period of such shares of Option Stock, equal to the difference between the selling price and the tax basis of the shares of Option Stock sold. The tax basis for this purpose will equal the sum of the exercise price and the amount of ordinary income realized by the optionee as a result of such exercise.

Incentive Options

Neither the grant nor the exercise of an incentive stock option will have any immediate tax consequences to the Company or the optionee. (However, in calculating income for purposes of computing an individual optionee’s alternative minimum tax, the favorable tax treatment generally accorded incentive stock options is not applicable.)

When an optionee sells Option Stock received upon the exercise of his incentive stock options, any amount he receives in excess of the option price will be taxed as a long-term capital gain at the maximum applicable tax rate (and any loss will be a long-term capital loss) if he has held his shares for at least two years from the date of granting the option to him and for at least one year after the issuance of such shares to him. If the shares are not held for more than two years from the date of granting the option to him or are not held for more than one year after the issuance of such shares, (i) ordinary income will be realized in the year of the disposition in an amount equal to the difference between the fair market value of the shares on the date the option was exercised and the option price, and (ii) either capital gain or loss will be recognized in an amount equal to the difference between the selling price and the fair market value of the shares on the date the option was exercised. If the selling price is less than the fair market value on the date the option is exercised, but more than the exercise price, (i) ordinary income equal to the difference between the exercise price and the fair market value on the date of exercise is recognized, and (ii) a capital loss equal to the difference between the fair market value on the date of exercise and the sales price results.

The Company is not permitted to take a deduction for federal income tax purposes because of the granting or exercise of any incentive stock option, except to the extent that ordinary income may be realized by an optionee on the exercise or sale of Option Stock.

Termination

The 2001 Option Plan will terminate on May 16, 2010, unless sooner terminated by the Board of Directors. In general, no amendment, discontinuance or termination of the Plan will have any effect on options outstanding thereunder at the time of termination.

Other Option Plans

The Company has two other stock option plans with outstanding stock options, in addition to the 2001 Stock Option Plan: the 1991 Employee Stock Option Plan and the Directors and Officers Stock Option Plan. These plans were terminated effective September 1, 2001 and replaced by the 2001 Stock Plan. Options outstanding under the other plans remain in effect, but no new options may be granted under these plans. As of October 10, 2005, there were outstanding under the other plans options to purchase the following numbers of shares:

1991 Employee Stock Option Plan:	811,219 Shares
Directors and Officers Stock Option Plan:	625,000 Shares

To the extent that any of the options granted under these plans terminate or expire unexercised, the unused option shares will not be available for options granted under the 2001 Option Plan.

Board Recommendation

The Board of Directors believes it is in the best interest of the Company and its shareholders to approve the proposed amendment so that the Company will be able to continue to provide adequate incentives and to attract and retain the services of competent personnel. Therefore, the Board of Directors recommends to the shareholders the adoption of the proposed amendment to the 2001 Stock Option Plan, increasing the authorized shares under the Plan from 2,975,000 shares to 3,575,000 shares.

The affirmative vote of a majority of the combined Class A and Class B shares in attendance or represented by proxy and entitled to vote at the Shareholders Meeting is required for approval of the amendment. This vote will be adjusted for the relative Class A shares and Class B shares voting weights, as described in “Voting Securities-Record Date and Voting of Securities,” above. If all of the Class B shares (which are held by Mr. Edenfield and Dr. Newberry) are voted in favor of this amendment, no additional affirmative votes will be required. Mr. Edenfield and Dr. Newberry intend to vote their Class A and Class B shares in favor of adopting the amendment to the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE 2001 STOCK OPTION PLAN.

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITORS

Audit Committee Report

The following is the Report of the Audit Committee of the Board of Directors of American Software, Inc. for the fiscal year ended April 30, 2005.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as an Appendix to Company’s proxy statement for the 2004 Annual Meeting of Shareholders. As set forth in the charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare the financial statements of the Company, to plan or conduct audits, or to determine that the financial statements of the Company are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal controls. The independent auditors of the Company are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows to the Company in conformity with generally accepted accounting principles.

In fulfilling its responsibilities with respect to the fiscal year 2005 audit, the Audit Committee: (1) reviewed and discussed the audited financial statements for the fiscal year ended April 30, 2005 with Company management and KPMG LLP (“KPMG”), the independent auditors of the Company; (2) discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; (3) reviewed with management the bases for management’s report on internal control over financial reporting, required for the first time this fiscal year under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules; and (4) received written disclosures and the letter from KPMG regarding its independence as required by Independence Standards Board No. 1. The Audit Committee discussed with KPMG the independence of KPMG from the Company.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005 for filing with the Securities and Exchange Commission.

The Nasdaq listing requirements require audit committees to be composed of not less than three members who are “independent directors,” as that term is defined in the listing requirements. The Audit Committee believes that its members meet the definition of “independent directors” set forth in those rules.

BY THE AUDIT COMMITTEE:

James B. Miller, Jr., Chairman

W. Dennis Hogue

John J. Jarvis

Independent Auditors

General.    During the fiscal year ended April 30, 2005, the Company engaged KPMG LLP to provide certain audit services, including the audit of the annual financial statements, quarterly reviews of the financial statements included in our Forms 10-Q, services performed in connection with filing this Proxy Statement and the Annual Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. KPMG has acted as independent registered public accounting firm for the Company since 1983. Neither KPMG nor any of its associates has any relationship to the Company or any of its subsidiaries except in its capacity as independent registered public accounting firm.

The Company expects that representatives of KPMG will attend the Annual Meeting of Shareholders. These representatives will be available to respond to appropriate questions raised orally and will be given the opportunity to make a statement if they so desire. The Audit Committee has appointed KPMG as the independent auditors of the Company for the fiscal year ending April 30, 2006.

Audit Fees and All Other Fees.    The aggregate fees billed to the Company by KPMG for services rendered during fiscal 2005 and fiscal 2004, including fees billed in connection with services rendered to Logility, Inc., are summarized below:

Audit Fees.    Fees for audit services totaled approximately $1,057,000 in fiscal 2005 and approximately $382,000 in fiscal 2004, including fees associated with the annual audit and the reviews of financial statements in quarterly reports on Form 10-Q, including Sarbanes Oxley 404 audit fees in fiscal 2005.

Audit Related Fees.    Fees for audit related services totaled approximately $65,000 in fiscal 2005 and approximately $22,000 in fiscal 2004. The audit related services in fiscal 2005 related to Logility’s acquisition of certain assets and the distribution channel of Demand Management, Inc. Audit related services in fiscal 2004 principally included services related to employee benefit plans.

Tax Fees.    There were no fees for tax services, including tax compliance, tax advice and tax planning, billed to the Company by KPMG in fiscal 2005; in fiscal 2004 this amount was $102,000.

All Other Fees.    The Company’s independent registered public accounting firm did not receive fees for other services not described above in fiscal 2005 or in fiscal 2004.

The Audit Committee considered the compatibility of the non-audit services performed by and fees paid to KPMG LLP in fiscal 2005 and the proposed non-audit services and proposed fees for fiscal 2006 and determined that such services and fees are compatible with the independent status of such register public accounting firm.

During fiscal 2005, KPMG LLP did not utilize any leased personnel in connection with the audit.

In accordance with the rules of Nasdaq and the SEC, the approval of the Audit Committee is required for all independent audit engagement fees and terms and all permitted non-audit engagements (including the fees and terms thereof) that the independent registered public accounting firm performs for the Company. This authority does not extend to engagement fees and terms of engagement with respect to the engagement of an independent registered public accounting firm by Logility, Inc.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2006 Annual Meeting of Shareholders must be forwarded in writing and received at the principal executive offices of the Company a reasonable time before the Company begins to print and mail its proxy materials for the 2006 Annual Meeting, directed to the attention of the Secretary, to be considered for inclusion in the Company’s proxy statement for that Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

The Company will bear the cost of this solicitation of proxies. In addition to solicitation by mail, employees of the Company may solicit proxies by telephone, in writing or in person. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for any reasonable expense in forwarding the material.

Copies of the 2005 Annual Report of the Company are being mailed to shareholders together with this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from Pat McManus, Investor Relations, 470 East Paces Ferry Road, Atlanta, Georgia 30305.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2005, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS BENEFICIALLY OR OF RECORD AT THE CLOSE OF BUSINESS ON OCTOBER 4, 2005, ON REQUEST TO PAT MCMANUS, INVESTOR RELATIONS, 470 EAST PACES FERRY ROAD, ATLANTA, GEORGIA 30305.

By Order of the Board of Directors,

James R. McGuone, Secretary

Atlanta, Georgia

October 21, 2005

Ú    FOLD AND DETACH HERE    Ú

AMERICAN SOFTWARE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

NOVEMBER 14, 2005 AT 12:00 NOON

470 EAST PACES FERRY ROAD, NE

ATLANTA, GEORGIA

FOR HOLDERS OF CLASS A COMMON SHARES

The undersigned hereby appoints James C. Edenfield and Thomas L. Newberry, or either of them, attorneys and proxies, each with full power of substitution to vote, in the absence of the other, all Class A Common Shares of AMERICAN SOFTWARE, INC. held by the undersigned and entitled to vote at the Annual Meeting of Shareholders to be held at 12:00 noon on November 14, 2005 and at any adjournment or adjournments thereof, in the transaction of such business as may properly come before the meeting, and particularly the proposal stated below, all in accordance with and as more fully described in the accompanying Proxy Statement.

It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

Election of Class A Directors. Three Class A Directors to be elected:

                Nominees:

W. Dennis Hogue	☐ FOR	☐ WITHHOLD AUTHORITY

John J. Jarvis	☐ FOR	☐ WITHHOLD AUTHORITY

James B. Miller, Jr.	☐ FOR	☐ WITHHOLD AUTHORITY

Amendment to 2001 Stock Option Plan. To increase the number of shares that may be subject to options under that Plan from 2,975,000 shares to 3,575,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Ú    FOLD AND DETACH HERE    Ú

THE CLASS A SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER ON THE REVERSE OF THIS PROXY CARD, OR IF NO DIRECTION IS GIVEN, THEY WILL BE VOTED FOR THE ABOVE PROPOSALS. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

IMPORTANT:	Please sign this Proxy exactly as your name or names appear hereon. If shares are held jointly, signatures should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should please give their full titles.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. Dated: , 2005 Signature Signature if held jointly